Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Medallion Resources Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid
	Equity	Units, each consisting of one Common Share and one Warrant to purchase one Common Share (1)	457(o)	2,000,000	$5.00	$10,000,000	$92.70 per $1,000,000	$927.00
	Equity	Common Shares included in Units (2)(3)	457(o)	2,000,000	(8)	(8)	$92.70 per $1,000,000	(8)
	Equity	Warrants to purchase Common Shares, included in Units	457(g)	2,000,000	$5.00	$10,000,000	$92.70 per $1,000,000	$927.00
	Equity	Common Shares issuable upon exercise of the Warrants (2)	457(o)	2,000,000	$5.00	$10,000,000	$92.70 per $1,000,000	$927.00
	Equity	Representative’s Warrants (5)	457(g)	149,500	(5)	(5)	$92.70 per $1,000,000	(5)
	Equity	Common Shares (Representative’s Warrant Shares) (2)(7)	457(o)	149,500	$0.01	$1,495	$92.70 per $1,000,000	$0.14
Total						USD 30,001,495		USD 2,781.14

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	No separate fee is required pursuant to Rule 457(i) under the Securities Act.

(4)	Includes Common Shares that may be issued upon exercise of additional warrants that may be issued upon conversion of the option granted to the underwriter.

(5)	In accordance with Rule 457(g) under the Securities Act, because the Common Shares underlying the Warrants are registered hereby, no separate registration fee is required with respect to the Warrants registered hereby.

(6)	Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended. The Representative’s Warrants are exercisable at a per share exercise price equal to USD 0.01. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the Representative’s Warrants (including the over-allotment) is USD1,495.00, which is equal to the exercise price of USD 0.01 per Representative’s Warrants times the 149,500 common shares to be issued to the underwriters, if option is exercised in full (6.5% of USD 2,000,000 of Units).

(7)	Included in the price of the Units. No additional fee is required pursuant to Rule 457(g) of the Securities Act.